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 FORM 4                                                                                                        OMB Approval
                                             U.S. SECURITIES AND EXCHANGE COMMISSION                     -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number: 3525-0287
    subject to Section 16. Form                                                                          Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response: .. 0.5

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol      |   6. Relationship of Reporting Person
                                        |                                                  |      to Issuer (Check all applicable)
PARIS         GORDON                    |  WARRANTECH CORPORATION - WTEC                   |
-------------------------------------------------------------------------------------------|        X   Director        10% Owner
(Last)        (First)       (Middle)    | 3. IRS or Social       |  4. Statement for       |      -----           -----
                                        |    Security Number     |     Month/Year          |            Officer (give title below)
7 MOUNT HOLLY DRIVE                     |    of Reporting        |                         |      -----
----------------------------------------|    Person (Voluntary)  |          12/01          |            Other (specify below)
               (Street)                 |                        |                         |      -----
                                        |                        |                         |
                                        |    ###-##-####         |                         |      --------------------------------
RYE                NY            10580  |                        |                         |
----------------------------------------|                        |-------------------------|----------------------------------------
(City)          (State)          (Zip)  |                        |  5. If Amendment,       |   7. Individual or Joint/Group Filing
                                        |                        |     Date of Original    |      (check applicable line)
                                        |                        |     (Month/Year)        |
                                        |                        |                         |        X   Form filed by One Reporting
                                        |                        |                         |      ----- Person
                                        |                        |                         |
                                        |                        |                         |            Form filed by One Reporting
                                        |                        |                         |      ----- Person
                                        |                        |                         |
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security    | 2. Transaction | 3. Transaction | 4. Securities Acquired (A)| 5. Amount of | 6. Ownership | 7. Nature
   (Instr. 3)           |    Date        |    Code        |    or Disposed of (D)     | Securities   | Form: Direct | of Indirect
                        | (Month/Day/    |    (Instr. 8)  |    (Instr. 3, 4 and 5)    | Beneficially | (D) or       | Beneficial
                        |    Year)       |                |                           | Owned at End | Indirect (I) | Ownership
                        |                |----------------|---------------------------| of Month     | (Instr. 4)   | (Instr. 4)
                        |                |  Code |   V    | Amount | (A)  |  Price    | (Instr. 3    |              |
                        |                |       |        |        |  or  |           | and 4)       |              |
                        |                |       |        |        | (D)  |           |              |              |
------------------------|----------------|-------|--------|--------|------|-----------|--------------|--------------|---------------
COMMON STOCK            |   4/01/01      |   A   |   V    |  375   |  A   |    --     |    4,625     |      D       |       --
------------------------|----------------|-------|--------|--------|------|-----------|--------------|--------------|---------------
COMMON STOCK            |   7/01/01      |   A   |   V    |  375   |  A   |    --     |    5,000     |      D       |       --
------------------------|----------------|-------|--------|--------|------|-----------|--------------|--------------|---------------
COMMON STOCK            |  10/01/01      |   A   |   V    |  375   |  A   |    --     |    5,375     |      D       |       --
------------------------|----------------|-------|--------|--------|------|-----------|--------------|--------------|---------------
                        |                |       |        |        |      |           |              |              |
------------------------|----------------|-------|--------|--------|------|-----------|--------------|--------------|---------------
                        |                |       |        |        |      |           |              |              |
------------------------|----------------|-------|--------|--------|------|-----------|--------------|--------------|---------------
                        |                |       |        |        |      |           |              |              |
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                                                     (Print or Type Responses)
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FORM 4 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security|2. Conversion| 3. Transac-   | 4. Transaction| 5. Number of | 6. Date Exer-    | 7. Title and Amount
   (Instr. 3)                  |or Exercise  | tion Date     |    Code       | Derivative   | cisable and      | of Underlying
                               |Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               |Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               |Security     |    Year)      |               | or Disposed  |                  |
                               |             |               |               | of (D)       |---------------------------------------
                               |             |               |               | (Instr. 3,   |   Date  | Expir- |        |Amount or
                               |             |               |               |  4, and 5)   |  Exer-  | ation  | Title  |Number of
                               |             |               |---------------|--------------| cisable |  Date  |        |  Shares
                               |             |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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                               |             |               |       |       |      |       |         |        | COMMON |
OPTION TO PURCHASE STOCK       |   $1.3125   |               |       |       |      |       | 4/05/01 | 4/05/11|  STOCK |  25,000
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
-------------------------------|-------------|---------------|-------|-------|------|-------|---------|--------|--------|-----------
                               |             |               |       |       |      |       |         |        |        |
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 8. Price of  | 9. Number of   | 10. Ownership    | 11. Nature of |
    Derivative|    Derivative  |     Form of      |     Indirect  |
    Security  |    Securities  |     Derivative   |     Beneficial|
    (Instr. 5)|    Beneficially|     Security;    |     Ownership |
              |    Owned at End|     Direct (D) or|     (Instr. 4)|
              |    of Month    |     Indirect (I) |               |
              |    (Instr. 4)  |     (Instr. 4)   |               |
------------------------------------------------------------------|
              |     25,000     |        D         |       --      |
--------------|----------------|------------------|---------------|
              |                |                  |               |
--------------|----------------|------------------|---------------|
              |                |                  |               |
--------------|----------------|------------------|---------------|
              |                |                  |               |
--------------|----------------|------------------|---------------|
              |                |                  |               |
--------------|----------------|------------------|---------------|
              |                |                  |               |
--------------|----------------|------------------|---------------|
              |                |                  |               |
--------------|----------------|------------------|---------------|
              |                |                  |               |
--------------|----------------|------------------|---------------|
              |                |                  |               |
------------------------------------------------------------------
Explanation of Responses:
*If the Form is filed by more than one Reporting Person, see
Instruction 4(b)(v).                                                          /s/    Gordon Paris                  January 7, 2002
Reminder:  Report on a separate line for each class of securities     ------------------------------------        -----------------
owned directly or indirectly.                                           **Signature of Reporting Person                 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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